Exhibit 99.1

AVEO Oncology Announces Lease Termination and Amendment to Debt Financing Facility

CAMBRIDGE, Mass. – September 26, 2014 – AVEO Oncology (NASDAQ:AVEO) today announced that, as part of its plan to decrease operational expenses, the Company has entered into a termination of its lease agreement pertaining to the Company’s headquarters in Cambridge, Massachusetts, reducing its existing lease obligations by $110 million. In addition, the Company has amended its debt financing facility with Hercules Technology Growth Capital (HTGC). Combined, these transactions do not impact the Company’s prior financial guidance, with existing cash, cash equivalents and marketable securities providing resources to fund its operating plan into the fourth quarter of 2015 with an expected 2014 year-end cash balance of $50-55 million.

“Maximizing our financial strength and flexibility is a key component of AVEO’s overall strategy, and success in amending our debt facility gave us the ability to terminate our lease for unused office and research space as part of our continued efforts to reduce operating costs,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO. “Together, these agreements simplify our capital commitments and provide greater operating flexibility. This allows us to continue to execute on our strategy, which is to focus our internal resources to advance AV-380 in cachexia while leveraging partner resources to further the development of our clinical pipeline.”

Under the terms of its amended lease agreement with BMR-650 E Kendall B LLC, AVEO will terminate its long term lease dated May 9, 2012, in exchange for a termination fee of approximately $7.8 million due upon execution of the agreement, and $7.8 million payable over the subsequent nine months. AVEO will immediately vacate the unused portions of its premises at 650 East Kendall St. and will exit the remaining occupied portions of its premises within twelve months.

Pursuant to its amended loan agreement with HTGC, AVEO has received a new $10 million loan, which is in addition to an outstanding principal of $11.6 million from an existing loan agreement. The new loan carries an interest only repayment period of twelve months, with the ability to extend such period for up to an additional twelve months based on the achievement of certain milestones, and has a maturity date of January 1, 2018. The existing loan carries an interest only period of three months, and is expected to be fully repaid by December 2015. In conjunction with the new loan, the Company has issued a warrant to purchase an aggregate of 608,696 shares of AVEO’s common stock, at a price of $1.15 per share.

About AVEO

AVEO Oncology (NASDAQ: AVEO) is a biopharmaceutical company committed to discovering and developing targeted therapies designed to provide substantial impact in the lives of people with cancer by addressing unmet medical needs. AVEO’s proprietary Human Response

Platform™ provides the company unique insights into cancer and related disease biology and is being leveraged in the discovery and clinical development of its therapeutic candidates. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about AVEO’s ability to fund its operating plan into the fourth quarter of 2015; AVEO’s estimates for its 2014 year-end cash balance; and AVEO’s ability to execute its business strategy, including advancing its AV-380 program in cachexia and developing its clinical pipeline. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to execute on its business strategy and enter into and maintain new strategic partnerships and collaboration agreements; AVEO’s ability to successfully enroll and complete clinical trials and preclinical studies of its product candidates; AVEO’s ability to demonstrate to the satisfaction of the FDA, or equivalent foreign regulatory agencies, the safety, efficacy and clinically meaningful benefit of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; unplanned capital expenditures; AVEO’s ability to raise the substantial additional funds required to achieve its goals; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” included in AVEO’s most recent Quarterly Report on Form 10-Q and in its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

Company, Media and Investor Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com

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